Exhibit 99.1

News Release

22 West Washington Street	Telephone: +1 312 696-6000
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Illinois 60602

Morningstar to Acquire Equity Research and Data Business of C.P.M.S. Computerized Portfolio Management Services, Leading Provider to Canadian Investment Community

CHICAGO, April 24, 2009—Morningstar Research Inc., the Canadian subsidiary of Morningstar, Inc. (NASDAQ: MORN), has entered into a definitive agreement to acquire the equity research and data business of C.P.M.S. Computerized Portfolio Management Services Inc., a privately owned independent equity research and data firm in Toronto, for C$16.1 million. The companies expect to complete the transaction in the second quarter, subject to customary closing conditions.

“C.P.M.S. is a highly regarded firm with a long history of providing superior equity data and research to the Canadian investment community,” said Scott Mackenzie, president and chief executive officer of Morningstar Research Inc. “Most investment managers in Canada use C.P.M.S.’ equity research and data, and Morningstar is a leading provider of fund research and data in the United States and Canada. By acquiring this business, we’ll be able to expand our global investment data and research offerings.”

Founded in 1984, C.P.M.S. tracks fundamental equity data for approximately 4,000 securities in the United States and Canada as well as tracks and provides brokerage earnings estimates for Canadian equities. C.P.M.S.’ flagship software platform, the Equity Market Service, fully integrates fundamental and expected earnings data to generate a wide range of applications such as stock, industry, and market analysis; construction of long and short strategies with its proprietary ranking and screening system; stock and portfolio sensitivity analysis; and portfolio analytics. Its Backtest service incorporates real-time fundamental and expected earnings data for developing and back-testing investment strategies and style analysis, as well as developing custom benchmarks. The Backtest service also permits industry and market behavior analysis.

C.P.M.S.’ equity research and data business also includes eight distinct quantitatively driven model portfolios covering value, growth, income generating, momentum, and short-selling investment styles for the U.S. and Canadian equity markets.

Rick Przybylski, founder, president and chief executive officer of C.P.M.S., said, “As part of our long-term goals and objectives, we’ve always looked to expand our presence outside of Canada. Morningstar’s global fundamental database, distribution network, and reputation will provide opportunities to enhance our equity research and data business and expand our client base.”

C.P.M.S.’ equity research and data business has more than 500 clients throughout the United States and Canada, including institutional money managers, pension funds, endowment managers, and investment advisors. It has about 40 employees in Toronto.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 300,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 19 countries and minority ownership positions in companies based in three other countries.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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